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                                                                      EXHIBIT 11

                        ITT CORPORATION AND SUBSIDIARIES

                       CALCULATION OF EARNINGS PER SHARE

                         (IN MILLIONS EXCEPT PER SHARE)

                                                                                                NINE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                              ----------------------
                                                                                               1995            1994
                                                                                              ------           -----
PRIMARY BASIS --
  Net income...............................................................................   $  666           $ 717
  ESOP preferred dividends -- net of tax...................................................      (17)            (26)
                                                                                               -----           -----
Net income applicable to primary earnings per share........................................   $  649           $ 691
                                                                                               -----           -----
  Average common shares outstanding........................................................      109             116
  Common shares issuable in respect to common stock equivalents............................        1               1
                                                                                               -----           -----
  Average common equivalent shares.........................................................      110             117
                                                                                               -----           -----
Earnings Per Share
  Continuing operations....................................................................   $  .07           $ .79
  Discontinued operations..................................................................     8.59            5.19
  Extraordinary Item.......................................................................    (2.78)             --
  Cumulative effect of accounting changes..................................................       --            (.10)
                                                                                               -----           -----
  Net income...............................................................................   $ 5.88           $5.88
                                                                                               =====           =====
FULLY DILUTED BASIS --
  Net income applicable to primary earnings per share......................................   $  649           $ 691
  ESOP preferred dividends -- net of tax...................................................       17              26
  If converted ESOP expense adjustment -- net of tax benefit...............................      (10)            (16)
                                                                                               -----           -----
  Net income applicable to fully diluted earnings per share................................   $  656           $ 701
                                                                                               -----           -----
  Average common equivalent shares.........................................................      110             117
  Additional common shares issuable assuming full dilution.................................        8              10
                                                                                               -----           -----
  Average common equivalent shares assuming full dilution..................................      118             127
                                                                                               -----           -----
Earnings Per Share
  Continuing operations....................................................................   $  .23           $ .82
  Discontinued operations..................................................................     7.97            4.79
  Extraordinary Item.......................................................................    (2.61)             --
  Cumulative effect of accounting changes..................................................       --            (.09)
                                                                                               -----           -----
  Net income...............................................................................   $ 5.59           $5.52
                                                                                               =====           =====

     The Series N convertible preferred stock is considered a common stock equivalent. With respect to options, it is assumed that the proceeds to be received upon exercise are used to acquire common stock of the Corporation. The calculation impact of dilutive securities is determined quarterly based on the forecast of annual earnings.

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